UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __ )*
SOUTH TEXAS OIL COMPANY

(Name of Issuer)
COMMON STOCK, $.001 PAR VALUE

(Title of Class of Securities)
84055V109

(CUSIP Number)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☑ Rule 13d-1(c)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	84055V109	13G

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bennie C. Jaehne

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON - 666,666 shares of Common Stock

NUMBER OF

SHARES	6	SHARED VOTING POWER - None
BENEFICIALLY
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER - 666,666 shares of Common Stock
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER - None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

666,666 shares of Common Stock

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Excludes shares held by Mark A. Jaehne, which shares Bennie C. Jaehne disclaims beneficial ownership.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%

12	TYPE OF REPORTING PERSON

IN

CUSIP No.	84055V109	13G
     ITEM 1 (a) NAME OF ISSUER: South Texas Oil Company
     ITEM 1 (b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:
769 Highway 95N, Bastrop, Texas 78602
     ITEM 2 (a) NAME OF PERSON FILING: Bennie C. Jaehne
     ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
4915 East Austin, Giddings, Texas 78942
     ITEM 2 (c) CITIZENSHIP: United States of America
     ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value
     ITEM 2 (e) CUSIP NUMBER: 84055V109

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B): Not applicable
     ITEM 4 OWNERSHIP
(a)	AMOUNT BENEFICIALLY OWNED: 666,666 Shares of

Common Stock

(b)	PERCENT OF CLASS: 4.3%

(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(i)	SOLE POWER TO VOTE OR DIRECT THE VOTE
666,666 Shares
(ii)	SHARED POWER TO VOTE OR DIRECT THE VOTE
0 Shares
(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
666,666 Shares
(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
0 Shares

CUSIP No.	84055V109	13G
     ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable
     ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable
ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not applicable
     ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
Bennie C. Jaehne may be classified as a member of a group with Mark A. Jaehne. However, Bennie C. Jaehne disclaims beneficial ownership in shares owned by Mark A. Jaehne.
     ITEM 9 NOTICE OF DISSOLUTION OF GROUP
Not applicable
     ITEM 10 CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 6, 2008 (Date)

/s/ Bennie C. Jaehne

Bennie C. Jaehne
(Signature)